Exhibit (3.5) - Amendment to Certificate of Incorporation No. 4


                            TELULAR CORPORATION

                          CERTIFICATE OF AMENDMENT
                                   OF
                        CERTIFICATE OF INCORPORATION

                          Pursuant to Section 242
                     of the General Corporation Law of
                          the State of Delaware


   Telular Corporation (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 1993. On August 13, 1993, the Corporation filed a Certificate of Amendment with the Secretary of State amending Article Fifth of the Certificate of Incorporation. On November 22, 1993, the Corporation filed a Certificate of Amendment with the Secretary of State amending Article Fourth of the Certificate of Incorporation. On February 28, 1997, the Corporation filed a Certificate of Amendment with the Secretary of State further amending Article Fourth of the Certificate of Incorporation. On April 16, 1997, the Corporation filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock with the Secretary of State.

      2. As set forth in Article Fourth of the Certificate of Incorporation, as amended, the total number of shares of capital stock that the Corporation has authority to issue is 85 million shares, consisting of (i) 75 million shares of common stock, par value $.01 per share (Common Stock), and (ii)
   10 million shares of preferred stock, par value $.01 per share. The capitalization of the Corporation, as set forth in the Certificate of Incorporation shall not change by reason of this Certificate of Amendment.

      3. The Certificate of Incorporation of the Corporation, as heretofore amended, is amended by adding to Article Fourth, at the end thereof, the following language:

      D.   Reverse Stock Split.

        (a) Effective at 11:59 p.m., Delaware time, on the day of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, without further act of the Corporation or its stockholders (but subject to the provisions paragraphs (b) and (c) below), each share of Common Stock (the Reverse Split Factor) issued and outstanding (the Old Comon Stock) is hereby combined, reclassified and changed into one-fourth (1/4) of one fully paid and nonassessable share of Common Stock (the New Common Stock).

        (b) Fractional shares of New Common Stock shall be issued when and as required in order to implement the foregoing actions; provided, however, that if, prior to the effective time of the Reverse Stock Split, the holders of two-thirds (2/3) of the issued and outstanding shares of Series A Convertible Preferred Stock of the Corporation shall have given their written consent to a repurchase of such shares, then:

        (i) No fractional shares of New Common Stock shall be issued, and the holders of Old Common Stock shall not be or become entitled to any fractional shares of New Common Stock, by reason of the combination, reclassification and change as herein provided; and

       (ii) If rights to fractions of a share of New Common Stock result from such combination, reclassification and change, the Corporation shall deliver to each such holder otherwise entitled to receive a fractional share of New Common Stock a cash payment equal to the product of (A) such fraction of a share and (B) the fair market value of a share of New Common Stock, as determined by the Board of Directors, at the close of business the first trading day following the filing of this Certificate of Amendment with the Secretary of State.

        (c) Effective 11:59 p.m., Delaware time, on the day of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each holder of shares of Old Common Stock shall cease to be a holder thereof, and the certificate or certificates of such holder that immediately prior to such time evidenced shares of Old Common Stock shall thereafter represent the right to receive, upon surrender thereof to the Corporation for cancellation a new certificate or certificates representing the number (including any fractional number) of fully paid and nonassessable shares of New Common Stock equal to the number of shares of Old Common Stock evidenced by the certificate or certificates of such holder divided by four (4).

         4. The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment was duly adopted by a resolution of the Board of Directors at a meeting duly called and held on October 27, 1998, and was approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock at a meeting of stockholders duly called and held on January 26, 1999, all in accordance with Section 242 of the General Corporate Law of the State of Delaware.


                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and its Corporate Seal to be affixed hereto this 26th day of January, 1999.

						TELULAR CORPORATION


                                                By:   /s/ Kenneth Millard
                                                    ----------------------
							Kenneth Millard
							President and
							Chief Executive Officer